Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements (Nos. 333-91490 and 333-101881) of CheckFree Corporation on Form S-8 of our report dated December 12, 2003, appearing in this Annual Report on Form 11-K of CheckFree Services Corporation 401(k) Plan for the year ended June 30, 2003.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
December 19, 2003